_____________________
                                                   |    OMB APPROVAL     |
                                                   |_____________________|
                                                   |OMB NUMBER:          |
                    UNITED STATES                  |EXPIRES:             |
         SECURITIES AND EXCHANGE COMMISSION        |   DECEMBER 31, 2005 |
               Washington, D.C.  20549             |ESTIMATED AVERAGE    |
                                                   |BURDEN HOURS         |
                                                   |PER RESPONSE ...11   |
                   SCHEDULE 13G/A                  |_____________________|



                    Under the Securities Exchange Act of 1934
                             (Amendment No. 3)*


                                   Cosi, Inc.
                  ---------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
                -------------------------------------------------
                         (Title of Class of Securities)


                                    22122P101
              ----------------------------------------------------
                                 (CUSIP Number)


                                   June 9, 2006
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------------------------------------------------------------
CUSIP No. 22122P101                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Capital, LLC
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [X]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                1,947,741
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        1,947,741
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      1,947,741
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      4.95%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      OO
------------------------------------------------------------------------------






------------------------------------------------------------------------------
CUSIP No. 22122P101                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Capital Management, LLC
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [X]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                4,548,240
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        4,548,240
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      4,548,240
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      11.56%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      IA
------------------------------------------------------------------------------






------------------------------------------------------------------------------
CUSIP No. 22122P101                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Richard W. Shea, Jr.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [X]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                4,548,240
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        4,548,240
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      4,548,240
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      11.56%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      IN
------------------------------------------------------------------------------






------------------------------------------------------------------------------
CUSIP No. 22122P101                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Partners, LP
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [X]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                3,646,585
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        3,646,585
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,646,585
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.27%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      PN
------------------------------------------------------------------------------






------------------------------------------------------------------------------
CUSIP No. 22122P101                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Partners II, LP
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [X]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                3,646,585
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        3,646,585
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,646,585
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.27%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      PN
------------------------------------------------------------------------------






------------------------------------------------------------------------------
CUSIP No. 22122P101                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon International, Ltd.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [X]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                3,646,585
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        3,646,585
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,646,585
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.27%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      CO
------------------------------------------------------------------------------






------------------------------------------------------------------------------
CUSIP No. 22122P101                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Focus Fund, LP
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [X]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                3,646,585
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        3,646,585
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,646,585
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.27%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      PN
------------------------------------------------------------------------------






------------------------------------------------------------------------------
CUSIP No. 22122P101                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Focus Fund II, LP
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [X]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                3,646,585
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        3,646,585
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,646,585
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.27%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      PN
------------------------------------------------------------------------------






------------------------------------------------------------------------------
CUSIP No. 22122P101                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Focus Fund International, Ltd.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [X]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                3,646,585
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        3,646,585
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,646,585
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.27%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      CO
------------------------------------------------------------------------------






------------------------------------------------------------------------------
CUSIP No. 22122P101                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Focus International BP, Ltd.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [X]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                3,646,585
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        3,646,585
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,646,585
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.27%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      CO
------------------------------------------------------------------------------






------------------------------------------------------------------------------
CUSIP No. 22122P101                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon International BP, Ltd.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [X]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                3,646,585
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        3,646,585
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,646,585
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.27%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      CO
------------------------------------------------------------------------------






------------------------------------------------------------------------------
CUSIP No. 22122P101                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Hybrid Fund, LP
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [X]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                3,646,585
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        3,646,585
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,646,585
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.27%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                     PN
------------------------------------------------------------------------------


Item 1(a).       Name of Issuer:

                 Cosi, Inc.

Item 1(b).       Address of Issuer's Principal Executive Offices:

                 1751 Lake Cook Road
		 Suite 650
		 Deerfield, IL 60015

Item 2(a).       Name of Persons Filing:

This Schedule 13G/A is being filed by (i) Vardon Partners, L.P., a Delware limited partnership; (ii) Vardon Partners II, L.P., a Delaware limited partnership; (iii) Vardon Focus Fund, L.P., a Delaware limited partnership; (iv) Vardon Focus Fund II, L.P., a Delaware limited partherhip;
(v) Vardon Hybrid Fund, L.P., a Delaware limited partherhip
(together the "Domestic Funds"); (vi) Vardon International, Ltd., a
Cayman Islands exempted company; (vii) Vardon International BP, Ltd., a
Cayman Islands exempted company; (viii) Vardon Focus Fund International, Ltd., a Cayman Islands exempted company; (ix) Vardon Focus International BP, Ltd., a Cayman Islands exempted company (together the "Offshore Funds"); (x) Vardon Capital, L.L.C., a Delaware limited liability company ("VC"), with respect to shares of Common Stock held in the Domestic Funds; (xi) Vardon Capital Management, L.L.C., a Delaware limited liability company and SEC-registered investment advisor ("VCM"), with respect to shares of Common Stock held in the accounts of the Domestic Funds, Offshore Funds and certain other separate account clients managed by VCM (the "Managed Accounts", and together with the Domestic Funds and Offshore Funds, the "Advisory Clients") for which VCM serves as the investment manager and (xii) Richard W. Shea, Jr. ("Mr. Shea"), the sole managing member of VC and VCM, with respect to shares of Common Stock deemed to be beneficially owned by VC and VCM. The Domestic Funds, the Offshore Funds, VC, VCM and Mr. Shea will be collectively referred to herein as "Reporting Persons". All disclosures made in this filing are made pursuant to the best knowledge and reasonable belief of the Reporting Persons.

*Attached as Exhibit 1 is a copy of an agreement among the Reporting Persons stating (as specified hereinabove) that this
Schedule is being filed on behalf of each of them.

Item 2(b).       Address of Principal Business Office or, if None, Residence:

The Domestic Funds, as defined above, are each Delaware limited partnerships with a principal business office address of 120 West 45th Street, 17th Floor, New York, NY 10036.

The Offshore Funds, as defined above, are each Cayman Islands exempted companies with a principal business office address of Admiral Financial Center, P.O. Box 32021 SMB, 90 Fort Street, Grand Cayman, Cayman Islands, B.W.I.

VC is a Delaware limited liability company, which serves as general partner of the Domestic Funds, as outlined above. The sole managing member of VC is Mr. Shea.

VCM is a Delaware limited liability company, which serves as the investment manager of the Advisory Clients, as outlined above. The sole managing member of VCM is Mr. Shea.

The principal business office address of VC and VCM is 120 West 45th Street, 17th Floor, New York, NY 10036.

Item 2(c).       Citizenship:

                 See Item 4 of the attached cover pages

Item 2(d).       Title of Class of Securities:

                 Common Stock, par value $.01 per share

Item 2(e).       CUSIP Number:

                 22122P101

Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a) [ ]   Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

(b) [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ]   An investment adviser in accordance with Section
          240.13d-1(b)(1)(ii)(E);

(f) [ ]   An employee benefit plan or endowment fund in accordance with
          Section 240.13d-1(b)(1)(ii)(F);

(g) [ ]   A parent holding company or control person in accordance with
          Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J);


Item 4.  Ownership.

    (a) Amount Beneficially Owned: See Item 9 of the attached cover pages

    (b) Percent of Class: See Item 11 of the attached cover pages

    (c) Number of shares as to which such person has:

        (i)    Sole power to vote or to direct the vote:

               See Item 5 of the attached cover pages

        (ii)   Shared power to vote or to direct the vote:

               See Item 6 of the attached cover pages

        (iii)  Sole power to dispose or to direct the disposition of:

               See Item 7 of the attached cover pages

        (iv)   Shared power to dispose or to direct the disposition of:

               See Item 8 of the attached cover pages

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Item 5 is not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         VC and VCM, as the general partner and/or investment manager to a number of private investment funds and/or seperately managed accounts, and Shea, as the the sole principal of VC and VCM and as portfolio manager of three separately managed accounts, may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities of the Issuer held in the name of the private investment funds and separately managed accounts. None of the private investment funds or managed accounts individually have greater than 5% beneficial ownership of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.

         Item 7 is not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Item 8 is not applicable.

Item 9.  Notice of Dissolution of Group.

         Item 9 is not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE

         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: June 19, 2006

Vardon Partners, L.P.		     Vardon Partners II, L.P.
By: Richard W. Shea, Jr.	     By: Richard W. Shea, Jr.
as managing member of the            as managing member of the
general partner                      general partner



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member of                   Managing Member of
    the General Partner                  the General Partner


Vardon Focus Fund, L.P.		     Vardon Focus Fund II, L.P.
By: Richard W. Shea, Jr.	     By: Richard W. Shea, Jr.
as managing member of the            as managing member of the
general partner                      general partner



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member of                   Managing Member of
    the General Partner                  the General Partner


Vardon Hybrid Fund, L.P.
By: Richard W. Shea, Jr.
as managing member of the
general partner



By: /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Managing Member of
    the General Partner


Vardon International, Ltd.           Vardon International BP, Ltd.
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
as director                          as director



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Director                             Director


Vardon Focus Fund		     Vardon Focus International
International, Ltd.                  BP, Ltd.
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
as director                          as director



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Director                             Director


Vardon Capital, L.L.C.		     Vardon Capital Management, L.L.C
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
its managing member	             its managing member



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member                      Managing Member


RICHARD W. Shea, Jr.



By: /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Individually



                                   EXHIBIT 1


         The undersigned, Vardon Capital, LLC, a Delaware limited liability company, Vardon Capital Management, LLC, a Delaware limited liability company registered as an investment advisor under Section 203 of the U.S. Investment Advisers Act of 1940, as amended, and Richard W. Shea, Jr., a United States citizen, hereby agree and acknowledge that the Statement on Schedule 13G/A to which this agreement is attached as an exhibit is filed on behalf of each of them. The undersigned further agrees that any amendments or supplements thereto also shall be filed on behalf of each of them.

	This agreement may be executed in one or more counterparts, each of which will constitute one and the same agreement.


Dated:   June 19, 2006


Vardon Partners, L.P.		     Vardon Partners II, L.P.
By: Richard W. Shea, Jr.	     By: Richard W. Shea, Jr.
as managing member of the            as managing member of the
general partner                      general partner



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member of                   Managing Member of
    the General Partner                  the General Partner


Vardon Focus Fund, L.P.		     Vardon Focus Fund II, L.P.
By: Richard W. Shea, Jr.	     By: Richard W. Shea, Jr.
as managing member of the            as managing member of the
general partner                      general partner



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member of                   Managing Member of
    the General Partner                  the General Partner


Vardon Hybrid Fund, L.P.
By: Richard W. Shea, Jr.
as managing member of the
general partner



By: /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Managing Member of
    the General Partner


Vardon International, Ltd.           Vardon International BP, Ltd.
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
as director                          as director



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Director                             Director


Vardon Focus Fund		     Vardon Focus International
International, Ltd.                  BP, Ltd.
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
as director                          as director



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Director                             Director


Vardon Capital, L.L.C.		      Vardon Capital Management, L.L.C
By: Richard W. Shea, Jr.              By: Richard W. Shea, Jr.
its managing member	              its managing member



By: /s/ Richard W. Shea, Jr.          By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member                      Managing Member


RICHARD W. Shea, Jr.



By: /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Individually



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